Exhibit 99.1

HUTTIG BUILDING PRODUCTS SHAREHOLDERS ELECT

STEVEN A. WISE TO BOARD OF DIRECTORS

ST. LOUIS, MO, APRIL 25, 2005 – Huttig Building Products, Inc. (NYSE: HBP) announced at the annual meeting of shareholders today the election of Steven A. Wise for a three-year term as a member of the Board of Directors. He fills the vacancy created by Alan S. J. Durant, who has retired. Mr. Wise, 44, has been Executive Vice President of Cemex, a global cement manufacturer, since 2003. From 1998 to 2003, he was Vice President and General Manager of Texas Ready-Mix and Aggregates.

Shareholders re-elected for three-year terms R.S. Evans, Huttig’s Chairman of the Board and Chairman of the Executive Committee, and a Director since 1972; and J. Keith Matheney, a Director since May 2004. Mr. Evans has been Chairman of Crane Co. since 1984 and was Chief Executive Officer of Crane from 1984 through 2001. From 1997 to 2003, Mr. Matheney was Vice President and then Executive Vice President of Louisiana Pacific Corporation. Currently, he is a managing member of Matheney and Matheney, CPAs PLCC, an accounting and tax consulting firm.

Shareholders also approved Huttig’s 2005 Non-Employee Directors’ Restricted Stock Plan and 2005 Executive Incentive Compensation Plan.

About Huttig

Huttig Building Products, Inc., currently in its 120th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 45 distribution centers serving 47 states. The Company’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

CONTACT: Thomas S. McHugh, Chief Financial Officer of Huttig Building Products, Inc., at 314-216-2600.